Exhibit 23.5
CONSENT OF INDEPENDENT AUDITOR
We consent to the use in this Registration Statement on Form S-4 of LNB Bancorp, Inc. of our report dated March 23, 2007, relating to our audit of the consolidated financial statements of Morgan Bancorp, Inc., as of and for the years ended December 31, 2006 and 2005, appearing in the Prospectus, which is part of this Registration Statement.
/s/ S.R. Snodgrass, A.C.
Wexford, PA
March 26, 2007